Exhibit 99.1

Corporate Communications Department	NEWS Release

Investor Contacts: Eric Salander — 401-457-2288 D’Ante Natili — 401-457-2288	FOR IMMEDIATE RELEASE
Media Contact: David Sylvestre — 401-457-2362

Textron Reports Fourth Quarter 2016 Results; Enters Agreement to
Acquire Arctic Cat Inc.; Announces 2017 Financial Outlook

Providence, Rhode Island — January 25, 2017 — Textron Inc. (NYSE: TXT) today reported fourth quarter 2016 income from continuing operations of $0.78 per share compared to $0.81 per share in the fourth quarter of 2015.  During this year’s fourth quarter, the company recorded an $8 million pre-tax restructuring charge ($0.02 per share, after-tax).  Excluding this item, adjusted income from continuing operations, a non-GAAP measure that is defined and reconciled to GAAP in an attachment to this release, was $0.80 per share for the fourth quarter of 2016.

Revenues in the quarter were $3.8 billion, down 2.5 percent from the fourth quarter of 2015.  Textron segment profit in the quarter was $391 million, up $13 million from the fourth quarter of 2015.

“Overall, revenues were down in the quarter but we were encouraged by increasing demand at Industrial and strong operating performance at Bell.” said Textron Chairman and CEO Scott C. Donnelly. “We also completed the first flight of our production Scorpion jet as we continued to ramp investment in this program to position us to compete for opportunities in 2017.”

Full-year income from continuing operations was $3.09 per share compared to $2.50 per share last year. Full-year adjusted income from continuing operations, a non-GAAP measure that is defined and reconciled to GAAP in an attachment to this release, was $2.62 per share, compared to $2.50 in 2015.

Cash Flow

Net cash provided by operating activities of continuing operations of the manufacturing group for the full year was $988 million, compared to $1,038 million last year. Manufacturing cash flow before pension contributions, a non-GAAP measure that is defined and reconciled to GAAP in an attachment to this release, was $573 million compared to $631 million last year.

Acquisition

Today, Textron announced that it has reached a definitive agreement to acquire Arctic Cat Inc. (NASDAQ: ACAT) in a cash transaction valued at approximately $247 million, plus the assumption of existing debt. Arctic Cat is a leader in the recreational vehicle industry. The company manufactures and markets all-terrain vehicles (ATVs), side-by-sides and snowmobiles, in addition to related parts, garments and accessories under the Arctic Cat® and Motorfist® brand names.

“Arctic Cat is a superb strategic fit for Textron,” said Donnelly.  “With our recent product introductions in the outdoor recreational vehicle market under the Stampede name, we believe Arctic Cat, one of the most recognized brands in the industry, provides an excellent platform to expand our portfolio, increase our distribution and create growth within our Specialized Vehicles business.”

Textron has agreed to make a cash tender offer for all outstanding shares of Arctic Cat common stock at a price of $18.50 per share. The tender offer is expected to commence no later than February 7, 2017. The completion of the acquisition is subject to customary conditions and regulatory approvals.

Share Repurchase Plan

On January 24, 2017, Textron’s Board of Directors approved a new authorization for the repurchase of up to 25 million shares, under which the company intends to purchase shares to offset the impact of dilution from stock-based compensation and benefit plans and for opportunistic capital management purposes.

Outlook

Textron is forecasting 2017 revenues of approximately $14.3 billion, up four percent. Textron expects full-year 2017 GAAP earnings per share from continuing operations will be in the range of $2.40 to $2.65, or $2.50 to $2.70 on an adjusted basis (non-GAAP), which is reconciled to GAAP in an attachment to this release. The company is estimating net cash provided by operating activities of continuing operations of the manufacturing group will be between $1,035 million and $1,135 million and manufacturing cash flow before pension contributions (the non-GAAP measure) will be between $650 and $750 million with planned pension contributions of about $55 million. Textron intends to update its 2017 outlook to include Arctic Cat following the completion of the transaction.

Donnelly continued, “Our outlook reflects the continuation of our strategy around organic growth through new product investments amid challenging end markets. As we transition our product portfolios to comprise a greater percentage of these new offerings, we’ll expect improvement in our growth rate and margins over the longer term.”

Fourth Quarter Segment Results

Textron Aviation

Revenues at Textron Aviation were down $52 million, primarily due to lower defense and turboprop volumes partially offset by higher pre-owned volume.

Textron Aviation delivered 58 new Citation jets and 28 King Air turboprops in the quarter, compared to 60 jets and 33 King Airs in last year’s fourth quarter.

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Textron Aviation recorded a segment profit of $135 million in the fourth quarter compared to $138 million a year ago.

Textron Aviation backlog at the end of the fourth quarter was $1.0 billion, down $73 million from the end of the third quarter.

Bell

Bell revenues were down $148 million, as Bell delivered 35 commercial helicopters, compared to 56 units last year, 4 V-22’s in the quarter, down from 8 V-22’s in last year’s fourth quarter and, 8 H-1’s compared to 9 H-1’s last year.

Segment profit was up $2 million despite the decline in revenues, primarily due to favorable performance.

Bell backlog at the end of the fourth quarter was $5.4 billion, up $416 million from the end of the third quarter.

Textron Systems

Revenues at Textron Systems increased $69 million, primarily due to higher volume at Marine and Land Systems.

Segment profit was up $12 million, reflecting improved performance.

Textron Systems’ backlog at the end of the fourth quarter was $1.8 billion, down $367 million from the end of the third quarter.

Industrial

Industrial revenues increased $35 million due to higher volumes at Kautex and Specialized Vehicles.

Segment profit was essentially flat from the fourth quarter of 2015.

Finance

Finance segment revenues decreased $2 million and segment profit increased $2 million.

Conference Call Information

Textron will host its conference call today, January 25, 2017 at 8:00 a.m. (Eastern) to discuss its results and outlook.  The call will be available via webcast at www.textron.com or by direct dial at (800) 288-8960 in the U.S. or (651) 291-0344 outside of the U.S. (request the Textron Earnings Call).

In addition, the call will be recorded and available for playback beginning at 10:30 a.m. (Eastern) on Wednesday, January 25, 2017 by dialing (320) 365-3844; Access Code: 373341.

A package containing key data that will be covered on today’s call can be found in the Investor Relations section of the company’s website at www.textron.com.

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About Textron Inc.

Textron Inc. is a multi-industry company that leverages its global network of aircraft, defense, industrial and finance businesses to provide customers with innovative solutions and services. Textron is known around the world for its powerful brands such as Bell Helicopter, Cessna, Beechcraft, Hawker, Jacobsen, Kautex, Lycoming, E-Z-GO, Greenlee, Textron Systems, and TRU Simulation + Training. For more information, visit: www.textron.com.

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Forward-looking Information

Certain statements in this release and other oral and written statements made by us from time to time are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which may describe strategies, goals, outlook or other non-historical matters, or project revenues, income, returns or other financial measures, often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “guidance,” “project,” “target,” “potential,” “will,” “should,” “could,” “likely” or “may” and similar expressions intended to identify forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors that may cause our actual results to differ materially from those expressed or implied by such forward-looking statements. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update or revise any forward-looking statements.  In addition to those factors described in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q under “Risk Factors”, among the factors that could cause actual results to differ materially from past and projected future results are the following: Interruptions in the U.S. Government’s ability to fund its activities and/or pay its obligations; changing priorities or reductions in the U.S. Government defense budget, including those related to military operations in foreign countries; our ability to perform as anticipated and to control costs under contracts with the U.S. Government; the U.S. Government’s ability to unilaterally modify or terminate its contracts with us for the U.S. Government’s convenience or for our failure to perform, to change applicable procurement and accounting policies, or, under certain circumstances, to withhold payment or suspend or debar us as a contractor eligible to receive future contract awards; changes in foreign military funding priorities or budget constraints and determinations, or changes in government regulations or policies on the export and import of military and commercial products; volatility in the global economy or changes in worldwide political conditions that adversely impact demand for our products; volatility in interest rates or foreign exchange rates; risks related to our international business, including establishing and maintaining facilities in locations around the world and relying on joint venture partners, subcontractors, suppliers, representatives, consultants and other business partners in connection with international business, including in emerging market countries; our Finance segment’s ability to maintain portfolio credit quality or to realize full value of receivables; performance issues with key suppliers or subcontractors; legislative or regulatory actions, both domestic and foreign, impacting our operations or demand for our products; our ability to control costs and successfully implement various cost-reduction activities; the efficacy of research and development investments to develop new products or unanticipated expenses in connection with the launching of significant new products or programs; the timing of our new product launches or certifications of our new aircraft products; our ability to keep pace with our competitors in the introduction of new products and upgrades with features and technologies desired by our customers; pension plan assumptions and future contributions; demand softness or volatility in the markets in which we do business; and cybersecurity threats, including the potential misappropriation of assets or sensitive information, corruption of data, operational disruption or the occurrence of any event, change or other circumstance that could give rise to the termination of the Agreement and Plan of Merger; the inability to complete the transaction due to an insufficient

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percentage of shares being tendered in the transaction or due to the failure to receive required regulatory or other approvals or to satisfy other conditions to the transaction; the risk that the proposed transaction disrupts current plans and operations; the risk that anticipated synergies and opportunities as a result of the transaction will not be realized; difficulty or unanticipated expenses in connection with integrating Arctic Cat into Textron; the risk that the acquired business does not perform as planned; and potential difficulties in employee retention following the closing of the transaction.

The tender offer described herein has not yet commenced. The description contained herein is neither an offer to purchase nor a solicitation of an offer to sell securities of Arctic Cat.  At the time the tender offer is commenced, Textron and its wholly-owned subsidiary intend to file a Tender Offer Statement on Schedule TO containing an offer to purchase, forms of letters of transmittal and other documents relating to the tender offer, and Arctic Cat intends to file a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. Textron, its wholly-owned subsidiary and Arctic Cat intend to mail these documents to the shareholders of Arctic Cat. These documents will contain important information about the tender offer, and shareholders of Arctic Cat are urged to read them carefully when they become available. Shareholders of Arctic Cat will be able to obtain a free copy of these documents (when they become available) and other documents filed by Arctic Cat or Textron with the SEC at the website maintained by the SEC at www.sec.gov. In addition, shareholders will be able to obtain a free copy of these documents (when they become available) at Textron’s website at www.textron.com or by contacting Textron’s Investor Relations department at (401) 457-2288.

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TEXTRON INC.
Revenues by Segment and Reconciliation of Segment Profit to Net Income
Three and Twelve Months Ended December 31, 2016 and January 2, 2016
(Dollars in millions, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2016	January 2, 2016	December 31, 2016	January 2, 2016
REVENUES
MANUFACTURING:
Textron Aviation	$1,436	$1,488	$4,921	$4,822
Bell	887	1,035	3,239	3,454
Textron Systems	532	463	1,756	1,520
Industrial	952	917	3,794	3,544
	3,807	3,903	13,710	13,340

FINANCE	18	20	78	83
Total revenues	$3,825	$3,923	$13,788	$13,423

SEGMENT PROFIT
MANUFACTURING:
Textron Aviation	$135	$138	$389	$400
Bell	126	124	386	400
Textron Systems	53	41	186	129
Industrial	73	73	329	302
	387	376	1,290	1,231

FINANCE	4	2	19	24
Segment Profit	391	378	1,309	1,255

Corporate expenses and other, net	(56)	(52)	(172)	(154)
Interest expense, net for Manufacturing group	(33)	(32)	(138)	(130)
Special charges (a)	(8)	—	(123)	—

Income from continuing operations before income taxes	294	294	876	971
Income tax expense (b)	(79)	(69)	(33)	(273)

Income from continuing operations	215	225	843	698
Discontinued operations, net of income taxes (b)	(1)	1	119	(1)
Net income	$214	$226	$962	$697

Earnings per share:
Income from continuing operations	$0.78	$0.81	$3.09	$2.50
Discontinued operations, net of income taxes	—	0.01	0.44	—
Net income	$0.78	$0.82	$3.53	$2.50

Diluted average shares outstanding	273,114,000	276,653,000	272,365,000	278,727,000

(a)

During 2016, our Board of Directors approved a plan to restructure and realign our businesses by implementing headcount reductions, facility consolidations and other actions in order to improve overall operating efficiency across Textron.  Special charges for the three and twelve months ended December 31, 2016 include restructuring charges for this plan, which primarily consists of severance costs of $4 million and $70 million, respectively, and asset impairments of $2 million and $38 million, respectively.

(b)

The twelve months ended December 31, 2016 include an income tax benefit of $319 million, inclusive of interest, of which $206 million is attributable to continuing operations and $113 million is attributable to discontinued operations. This benefit is a result of the final settlement with the Internal Revenue Service Office of Appeals for our 1998 to 2008 tax years.

Textron Inc.

Condensed Consolidated Balance Sheets

(In millions)

(Unaudited)

	December 31, 2016	January 2, 2016
Assets
Cash and equivalents	$1,137	$946
Accounts receivable, net	1,064	1,047
Inventories	4,464	4,144
Other current assets	388	341
Net property, plant and equipment	2,581	2,492
Goodwill	2,113	2,023
Other assets	2,331	2,399
Finance group assets	1,280	1,316
Total Assets	$15,358	$14,708

Liabilities and Shareholders’ Equity
Short-term debt and current portion of long-term debt	$363	$262
Other current liabilities	3,530	3,530
Other liabilities	2,354	2,376
Long-term debt	2,414	2,435
Finance group liabilities	1,123	1,141
Total Liabilities	9,784	9,744

Total Shareholders’ Equity	5,574	4,964
Total Liabilities and Shareholders’ Equity	$15,358	$14,708

TEXTRON INC.

MANUFACTURING GROUP

Condensed Schedule of Cash Flows and Manufacturing Cash Flow GAAP to Non-GAAP Reconciliations

(In millions)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,	January 2,	December 31,	January 2,
	2016	2016	2016	2016
Cash flows from operating activities:
Income from continuing operations	$219	$224	$832	$684
Depreciation and amortization	115	125	437	449
Changes in working capital	468	258	(399)	(297)
Changes in other assets and liabilities and non-cash items	49	41	89	139
Dividends received from TFC	—	43	29	63
Net cash from operating activities of continuing operations	851	691	988	1,038
Cash flows from investing activities:
Capital expenditures	(140)	(134)	(446)	(420)
Net cash used in acquisitions	(7)	—	(186)	(81)
Proceeds from the sale of property, plant and equipment	2	2	10	8
Other investing activities, net	4	1	1	(3)
Net cash from investing activities	(141)	(131)	(621)	(496)
Cash flows from financing activities:
Proceeds from long-term debt	—	—	345	—
Principal payments on long-term debt	(1)	(100)	(254)	(100)
Decrease in short-term debt	(113)	—	(3)	—
Purchases of Textron common stock	(26)	(8)	(241)	(219)
Other financing activities, net	3	3	7	11
Net cash from financing activities	(137)	(105)	(146)	(308)
Total cash flows from continuing operations	573	455	221	234
Total cash flows from discontinued operations	—	—	(2)	(4)
Effect of exchange rate changes on cash and equivalents	(25)	(6)	(28)	(15)
Net change in cash and equivalents	548	449	191	215
Cash and equivalents at beginning of period	589	497	946	731
Cash and equivalents at end of period	$1,137	$946	$1,137	$946

Manufacturing Cash Flow GAAP to Non-GAAP Reconciliations:

Net cash from operating activities of continuing operations - GAAP	$851	$691	$988	$1,038
Less: Capital expenditures	(140)	(134)	(446)	(420)
Dividends received from TFC	—	(43)	(29)	(63)
Plus: Total pension contributions	14	18	50	68
Proceeds from the sale of property, plant and equipment	2	2	10	8
Manufacturing cash flow before pension contributions- Non-GAAP*	$727	$534	$573	$631

			2017 Outlook
Net cash from operating activities of continuing operations - GAAP			$ 1,035 - $ 1,135
Less: Capital expenditures			(440)
Plus: Total pension contributions			55
Manufacturing cash flow before pension contributions- Non-GAAP*			$ 650 - $ 750

*Manufacturing cash flow before pension contributions is a non-GAAP financial measure as defined in “Non-GAAP Financial Measures” attached to this release.

TEXTRON INC.

Condensed Consolidated Schedule of Cash Flows

(In millions)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,	January 2,	December 31,	January 2,
	2016	2016	2016	2016
Cash flows from operating activities:
Income from continuing operations	$215	$225	$843	$698
Depreciation and amortization	118	129	449	461
Changes in working capital	473	285	(375)	(207)
Changes in other assets and liabilities and non-cash items	63	36	97	142
Net cash from operating activities of continuing operations	869	675	1,014	1,094
Cash flows from investing activities:
Capital expenditures	(140)	(134)	(446)	(420)
Net cash used in acquisitions	(7)	—	(186)	(81)
Finance receivables repaid	4	1	44	67
Other investing activities, net	12	15	65	46
Net cash from investing activities	(131)	(118)	(523)	(388)
Cash flows from financing activities:
Proceeds from long-term debt	5	6	525	61
Principal payments on long-term debt and nonrecourse debt	(24)	(160)	(457)	(356)
Decrease in short-term debt	(113)	—	(3)	—
Purchases of Textron common stock	(26)	(8)	(241)	(219)
Other financing activities, net	4	2	8	10
Net cash from financing activities	(154)	(160)	(168)	(504)
Total cash flows from continuing operations	584	397	323	202
Total cash flows from discontinued operations	—	—	(2)	(4)
Effect of exchange rate changes on cash and equivalents	(25)	(6)	(28)	(15)
Net change in cash and equivalents	559	391	293	183
Cash and equivalents at beginning of period	739	614	1,005	822
Cash and equivalents at end of period	$1,298	$1,005	$1,298	$1,005

TEXTRON INC.

Non-GAAP Financial Measures

We supplement the reporting of our financial information determined under U.S. generally accepted accounting principles (GAAP) with certain non-GAAP financial measures.  These non-GAAP financial measures exclude certain significant items that may not be indicative of, or are unrelated to, results from our ongoing business operations.  We believe that these non-GAAP measures may be useful for period-over-period comparisons of underlying business trends and our ongoing business performance, however, they should be used in conjunction with GAAP measures.  Our non-GAAP measures should not be considered in isolation or as a substitute for the related GAAP measures, and other companies may define similarly named measures differently. We encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.  We utilize the following definitions for the non-GAAP financial measures included in this release:

Adjusted income from continuing operations and adjusted diluted earnings per share

Adjusted income from continuing operations and adjusted diluted earnings per share both exclude Special charges, net of income taxes, and a significant multi-year income tax settlement. We consider items recorded in Special charges, net of income taxes, such as enterprise-wide restructuring, to be of a non-recurring nature that is not indicative of ongoing operations.  In addition, the income tax settlement is not considered to be indicative of ongoing operations since it represents a significant one-time favorable settlement of our 1998 to 2008 tax years.

Manufacturing cash flow before pension contributions

Manufacturing cash flow before pension contributions adjusts net cash from operating activities of continuing operations (GAAP) for the following:

•   Excludes dividends received from Textron Financial Corporation (TFC) and capital contributions to TFC provided under the Support Agreement and debt agreements as these cash flows are not representative of manufacturing operations;

•   Deducts capital expenditures and includes proceeds from the sale of property, plant and equipment to arrive at the net capital investment required to support ongoing manufacturing operations;

•   Adds back pension contributions as we consider our pension obligations to be debt-like liabilities. Additionally, these contributions can fluctuate significantly from period to period and we believe that they are not representative of cash used by our manufacturing operations during the period.

While we believe this measure provides a focus on cash generated from manufacturing operations, before pension contributions, and may be used as an additional relevant measure of liquidity, it does not necessarily provide the amount available for discretionary expenditures since we have certain non-discretionary obligations that are not deducted from the measure.

Income from Continuing Operations and Diluted Earnings Per Share (EPS) GAAP to Non-GAAP Reconciliations:

	Three Months Ended December 31, 2016		Twelve Months Ended December 31, 2016
		Diluted EPS		Diluted EPS
Income from continuing operations - GAAP	$215	$0.78	$843	$3.09
Special charges, net of taxes of $3 million and $45 million, respectively	5	0.02	78	0.29
Income tax settlement	—	—	(206)	(0.76)
Adjusted income from continuing operations - Non-GAAP	$220	$0.80	$715	$2.62

	2017 Outlook
				Diluted EPS
Income from continuing operations - GAAP	$ 647	-	$ 716	$ 2.40	-	$ 2.65
Special charges, net of taxes of $16 million to $8 million	28	-	14	0.10	-	0.05
Adjusted income from continuing operations - Non-GAAP	$ 675	-	$ 730	$ 2.50	-	$ 2.70